Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Announces Operational and Financial Results for Fourth Quarter and Full Year 2022
Full Year 2022 vs. Full Year 2021:
Record Net Revenues: $109.9 million, a 7% increase
ITS Revenue: $68.9 million - DME Revenue: $41.0 million, increases of 5% and 12%
Adjusted EBITDA: $20.7 million
2023 Full Year Guidance - Revenue Growth 8% to 10%; Adjusted EBITDA Margin 19% plus

Rochester Hills, Michigan, March 15, 2023 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter Overview:
•Net revenues totaled $28.8 million, an increase of 9% vs. prior year.
◦ITS net revenue was $17.6 million, an increase of 5% vs. prior year.
◦DME Service net revenue was $11.2 million, an increase of 15% vs. prior year.
•Gross profit was $16.1 million, an increase of 5% vs. prior year.
•Gross margin was 55.8%, a decrease of 2.0% vs. prior year.
•Net income of $0.1 million, or $0.01 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.5 million, a decrease of 16% vs. prior year.
Full Year Overview:
•Net revenues totaled $109.9 million, an increase of 7% vs. prior year.
◦ITS net revenue was $68.9 million, an increase of 5% vs. prior year.
◦DME Services net revenue was $41.0 million, an increase of 12% vs. prior year.
•Gross profit was $62.6 million, an increase of 4% vs. prior year.
•Gross margin was 56.9%, a decrease of 1.9% vs. prior year.
•Net income of less than $0.1 million.
•Adjusted EBITDA was $20.7 million, a decrease of 14% vs. prior year.
•Net cash provided by operations was $17.5 million, a decrease of 4% vs. prior year.
Management Discussion

Chief Executive Officer of InfuSystem, Richard DiIorio, said, “We had a highly productive year in 2022 with solid performance achieving record revenue for the fourth consecutive year of $110 million and developing key strategic partnerships laying strong foundations for the future. All of our core businesses remain strong, as our growth opportunities in pain and biomedical services continue to gain measurable results. For the fourth quarter we had record revenue with solid top-line growth of 9% driven by 15% growth in DME, Durable Medical Equipment Services and 5% growth in ITS, Integrated Therapy Services. InfuSystem’s positive full year 2022 results are a testament to our team’s ability to overcome significant headwinds during the year with their relentless focus on delivering industry leading service to our patients and providers. This dedication and the accomplishments during 2022 elevate our growth opportunities for 2023 and beyond.”

“Our biomedical service business is gaining traction as we continue onboarding new devices for biomedical services at higher levels each month, with this generating a meaningful new revenue stream for InfuSystem. The investments made in biomedical services – the hiring and training of clinical technicians – is now paying dividends and the Company is positioned for a solid first quarter and full year in 2023.”

“Our Pain Management business within ITS, finished the year on a strong note with growth of 45% for the fourth quarter. This is especially gratifying given our team had to overcome significant headwinds that included lingering COVID related issues and supply chain challenges during the first half of the year which had a material impact on our ability to onboard new customers and provide patient treatments. These issues are behind us. We are beginning to see the positive results of our investments in Pain Management, as our sales professionals are delivering measurable results onboarding new customers and achieving record patient treatments.”

Mr. DiIorio continued, “We are especially excited about the launch of our wound care partnership with Sanara Medtech. We believe this partnership addresses unmet medical needs by promoting healing throughout the continuum of care with a targeted approach and unique solutions. SI Wound Care LLC, which is still in the early stages of development, is a new comprehensive wound care service that requires appropriate accreditation and training. The joint-venture is a new business opportunity for InfuSystem, with a large total addressable market (TAM) where we believe real traction can be achieved by providing leading-edge options for the treatment of chronic and acute wounds. This is a much bigger opportunity than our prior efforts focused on negative pressure wound therapy pumps, and we believe it will produce long-term sustainable growth in wound care.”

“Looking forward, we are estimating full-year 2023 revenue growth to be in the range of 8% to 10% with Adjusted EBITDA margin to be greater than 19% for the year. As we enter 2023, our financial strength, combined with our talented and dedicated team, gives me confidence in our ability to advance our vision to improve patient care, by providing unique solutions that promote healing, facilitating clinic-to-home, lowering the cost of care and enhancing patient outcomes which will enable us to deliver robust growth for years to come,” concluded Mr. DiIorio.
2022 Fourth Quarter Financial Review
Net revenues for the quarter ended December 31, 2022 were $28.8 million, an increase of $2.3 million, or 9%, compared to $26.5 million for the quarter ended December 31, 2021. The increase was attributable to both the ITS and DME Services Segments.
ITS net revenue of $17.6 million increased $0.8 million, or 5%, during the fourth quarter of 2022 as compared to the same prior year period. This increase was primarily attributable to additional treatment volume in Oncology and Pain Management and improved third party payer collections on billings. Pain Management net revenue increased by $0.4 million, or 44% for the fourth quarter of 2022 as compared to the prior year fourth quarter due to additional sites of care added over the last year. These increases were partially offset by lower net revenues for NPWT of $0.3 million, or 56.8%, which was due to a temporary disruption in the supply of NPWT devices related to our existing supplier discontinuing their NPWT device.
DME Services net revenue of $11.2 million increased $1.5 million, or 15%, during the fourth quarter of 2022 as compared to the prior year period. This increase was due to increases in sales of medical equipment totaling $0.7 million, or 40%, higher biomedical services revenue which increased by $0.7 million, or 50% and higher revenues from equipment rentals totaling $0.2 million, or 5%. Higher equipment revenue reflected a shift in the timing of large orders from the second and third quarters and seasonal factors. Increased rental revenue reflected increased market demand carried over from the 2022 second quarter as customers looked to supplement their infusion pump fleets in the face of supply chain disruptions of disposable medical supplies used with certain model infusion pumps.
The biomedical services revenue included initial amounts of revenue from a new master services agreement with a leading global healthcare technology and diagnostic company that was signed in April 2022. During the fourth quarter of 2022 we continued to on-board covered devices under the contract as part of a ramp-up period originally expected to span the first 15 months of the contract and achieve a run-rate under the contract totaling $10 to $12 million annually. The actual onboarding pace realized during 2022 was slower than originally expected, however, during 2023 the monthly on-boarding rate is expected to accelerate. We now anticipate reaching an annualized run rate of $10 million by September 2023, 18 months after the initial launch, and $12 million by December 2023. On-boarding activities are expected to level off during the first quarter of 2024 to bring total annualized revenue under the contract to an amount slightly above the original expected range.
Gross profit for the fourth quarter of 2022 of $16.1 million increased $0.8 million, or 5%, from $15.3 million for the fourth quarter of 2021. The increase was driven by the increase in net revenues offset partially by a lower gross profit as a percentage of net revenue (“gross margin”). Gross margin was 55.8% during the fourth quarter of 2022 as compared to 57.7% during the same prior year period, a decrease of 2.0%.
ITS gross profit was $11.2 million during the fourth quarter of 2022, representing an increase of $0.2 million compared to the same prior year period. The improvement reflected an increase in net revenues offset partially by a lower gross margin, which decreased from the same prior year period by 2.2% to 63.5%. The lower gross margin was the result of a $0.5 million increase in the adjustment recorded for pump disposal expenses and $0.3 million higher pump maintenance expenses as compared to the prior year. These increased expenses were partially offset by improved third party payer collections on billings and improved coverage of fixed costs from the higher net revenue. Pump disposal expenses include retirements of damaged pumps and reserves for missing pumps. The increase was mainly related to a net benefit of $0.3 million, or partial reversal of the reserve for missing pumps, recorded in the prior year whereas the current year amount was a more normal $0.2 million expense. Pump maintenance expenses, which include preventative maintenance, cleaning and repair services mainly performed by the DME Services segment, were unusually higher during the fourth quarter of 2022 due to the timing of when the services were performed.
DME Services gross profit during the fourth quarter of 2022 was $4.9 million, representing an increase of $0.6 million, or 14%, compared to the same prior year period. This increase was due to the increase in net revenues offset partially by a lower gross margin. The DME Services gross margin was 43.7% during the current quarter, which was 0.3% lower than the same prior year quarter. This decrease was the result of gross margin mix associated with higher biomedical services revenue and higher medical equipment sales, both of which have lower gross margin percentage than other business lines in the DME Services segment. Lower gross margin was also due to an increase in labor costs related to an increase in the number of biomedical technicians. The increase in biomedical technician labor resulted from an increase in team members who were hired in order to increase the capacity in biomedical services in anticipation of increased biomedical services demand. A portion of the higher expense included cost to train the additional technicians. Higher biomedical services revenue anticipated in 2023 is expected to absorb the increased labor costs.
Selling and marketing expenses for the fourth quarter of 2022 were $3.0 million, representing an increase of $0.2 million, or 5%, as compared to the fourth quarter of 2021. Selling and marketing expenses as a percentage of net revenues during 2022 was 10.3% representing a decrease of 0.3% compared to the prior year period.
General and administrative (“G&A”) expenses for the fourth quarter of 2022 were $11.6 million, an increase of 19% from $9.7 million for the fourth quarter of 2021. The increase of $1.8 million was largely due to an increased in management bonus expense. This was due to an adjustment to reduce the short-term incentive management compensation plan accrual during the fourth quarter of 2022 which was much lower than a similar adjustment made during the prior year period. As a result management bonus expense increased by $1.5 million during 2022 as compared to 2021. Additional increases totaling $1.2 million included severance and other termination costs associate with a reorganization of certain management positions, inflation related increases in wages and employee benefits, additional audit expenses associated with additional requirements to comply with the Sarbanes-Oxley Act of 2002 and other increased expenses associated with revenue volume growth including the cost of additional personnel, information technology and general business expenses. These increases were partially offset by a decrease in stock-based compensation expense of $0.9 million.
Net income for the fourth quarter of 2022 was $0.1 million, or $0.01 per diluted share, compared to $0.4 million, or $0.02 per diluted share for the fourth quarter of 2021. Net income for the fourth quarter of 2022 was 0.4% of net revenue for the period, as compared to 1.5% for the same prior year period.
Adjusted EBITDA, a non-GAAP measure, for the fourth quarter of 2022 was $5.5 million, or 19.0% of net revenue, and decreased by $1.0 million, or 16.0%, compared to Adjusted EBITDA for the same prior year quarter of $6.5 million, or 24.6% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the year ended December 31, 2022, operating cash flow decreased to $17.5 million, a $0.8 million or 4% decrease as compared to operating cash flow during the same prior year period. The decrease reflected lower operating margins during the year but mainly in the first quarter of 2022. Capital expenditures, which include purchases of medical devices, totaled $15.1 million during the year ended December 31, 2022 which was $1.6 million, or 9%, lower than the amount purchased during

2021. This decrease reflected the fact that revenue growth during 2022 favored products, such as biomedical services, that do not require the purchase of medical devices. Offsetting capital expenditures were proceeds from the sale of medical equipment totaling $3.6 million during 2022 and $3.3 million during 2021. Additionally, during the year ended December 31, 2022, $5.5 million was used to repurchase common stock.
On February 5, 2021, the Company refinanced all of its existing bank debt under its 2015 Credit Agreement which, at the beginning of the 2021 first quarter, consisted of three term notes totaling $37.9 million and a $11.8 million undrawn revolving line of credit. The new 2021 Credit Agreement features a $75 million revolving line of credit, does not include any term indebtedness, and matures on the fifth anniversary of the refinancing date. The initial borrowing under the new facility of $30 million, along with $8.2 million of our available cash, was used to repay all outstanding obligations under the 2015 Credit Agreement. As a result, available liquidity increased substantially, totaling $41.4 million as of December 31, 2022, and consisted of $41.2 million in available borrowing capacity under the new revolving line of credit plus cash and cash equivalents of $0.2 million. Net debt, a non-GAAP measure (calculated as total debt of $33.2 million less cash and cash equivalents of $0.2 million) as of December 31, 2022 was $33.0 million representing an increase of $0.1 million as compared to net debt of $32.9 million as of December 31, 2021 (calculated as total debt of $33.1 million less cash and cash equivalents of $0.2 million). We maintain a low balance of cash in our bank accounts to achieve maximum cash efficiency due to the fact that our bank debt is an all-revolver facility which allows us to use any excess operating cash to pay down our revolving lines each day.
Fiscal Year 2023 Guidance

InfuSystem is providing annual guidance for the full year 2023 with net revenue growth estimated to be in the range of 8% to 10%, or approximately $118 million to $121 million in net revenues and Adjusted EBITDA to be greater than $22 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be greater than 19% for the year.

The full year 2023 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA and does not include any material revenue from SI Wound Care LLC. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2021, filed on March 15, 2022. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on March 15, 2023, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2022 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 5035982, through Wednesday, March 22, 2023.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and net debt. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of

Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s annual report on Form 10-K for the year ended December 31, 2022 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives, our ability to enter into definitive agreements for new business relationships on expected terms or at all, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021

Net revenues	$28,830	$26,519	$109,914	$102,382
Cost of revenues	12,746	11,206	47,343	42,185
Gross profit	16,084	15,313	62,571	60,197

Selling, general and administrative expenses:
Provision for doubtful accounts	171	176	87	77
Amortization of intangibles	369	998	2,494	4,262
Selling and marketing	2,963	2,813	12,259	10,777
General and administrative	11,552	9,724	46,077	42,261

Total selling, general and administrative	15,055	13,711	60,917	57,377

Operating income	1,029	1,602	1,654	2,820
Other expense:
Interest expense	(426)	(468)	(1,402)	(1,377)
Other expense	(53)	(36)	(122)	(186)

Income before income taxes	550	1,098	130	1,257
(Provision for) benefit from income taxes	(443)	(711)	(112)	163
Net income	$107	$387	$18	$1,420
Net income per share
Basic	$0.01	$0.02	$—	$0.07
Diluted	$0.01	$0.02	$—	$0.06
Weighted average shares outstanding:
Basic	20,717,042	20,671,638	20,648,818	20,519,958
Diluted	21,390,007	22,069,308	21,547,306	22,049,659

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended December 31,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$17,621	$16,772	$849
DME Services (inclusive of inter-segment revenues)	12,822	11,016	1,806
Less: elimination of inter-segment revenues	(1,613)	(1,269)	(344)
Total	28,830	26,519	2,311
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	11,182	11,018	164
DME Services	4,902	4,295	607
Total	$16,084	$15,313	$771
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Years Ended December 31,		Better/ (Worse)
(in thousands)	2022	2021

Net revenues:
ITS	$68,881	$65,598	$3,283
DME Services (inclusive of inter-segment revenues)	47,506	42,537	4,969
Less: elimination of inter-segment revenues	(6,473)	(5,753)	(720)
Total	109,914	102,382	7,532
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	43,433	42,046	1,387
DME Services	19,138	18,151	987
Total	$62,571	$60,197	$2,374
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2022	2021	2022	2021

GAAP net income	$107	$387	$18	$1,420
Adjustments:
Interest expense	426	468	1,402	1,377
Income tax provision (benefit)	443	711	112	(163)
Depreciation	2,735	2,658	10,866	10,363
Amortization	369	998	2,494	4,262

Non-GAAP EBITDA	$4,080	$5,222	$14,892	$17,259

Stock compensation costs	589	1,442	3,825	6,404
Medical equipment reserve (1)	186	(288)	1,162	194
Acquisition costs	—	—	—	154
SOX readiness costs	—	113	110	199
Management reorganization/transition costs	577	15	633	49
Certain other non-recurring costs	41	11	123	(210)

Non-GAAP Adjusted EBITDA	$5,473	$6,515	$20,745	$24,049

GAAP Net Revenues	$28,830	$26,519	$109,914	$102,382
Net Income Margin (2)	0.4%	1.5%	—%	1.4%
Non-GAAP Adjusted EBITDA Margin (3)	19.0%	24.6%	18.9%	23.5%
(1)Amounts represent a non-cash expense (recovery) recorded to adjust reserve for missing medical equipment and is being added back (deducted) due to its similarity to depreciation. Amounts for the prior period, which were not previously included in the calculation of Adjusted EBITDA, have been included for comparability.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$165	$186
Accounts receivable, net	16,871	15,405
Inventories	4,821	3,939
Other current assets	2,922	2,535

Total current assets	24,779	22,065
Medical equipment for sale or rental	2,790	1,742
Medical equipment in rental service, net of accumulated depreciation	39,450	39,871
Property & equipment, net of accumulated depreciation	4,385	4,523
Goodwill	3,710	3,710
Intangible assets, net	8,436	10,930
Operating lease right of use assets	4,168	4,241
Deferred income taxes	9,625	10,033
Derivative financial instruments	1,965	355
Other assets	80	116

Total assets	$99,388	$97,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,341	$7,862
Current portion of long-term debt	—	349
Other current liabilities	6,126	4,685

Total current liabilities	14,467	12,896
Long-term debt, net of current portion	33,157	32,748
Operating lease liabilities, net of current portion	3,761	3,670

Total liabilities	51,385	49,314

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,781,977 shares issued and outstanding as of December 31, 2022, and 20,699,546 shares issued and outstanding as of December 31, 2021	2	2
Additional paid-in capital	105,856	101,905
Accumulated other comprehensive income	1,489	268
Retained deficit	(59,344)	(53,903)

Total stockholders’ equity	48,003	48,272

Total liabilities and stockholders’ equity	$99,388	$97,586

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2022	2021

OPERATING ACTIVITIES
Net income	$18	$1,420
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	87	77
Depreciation	10,866	10,363
Loss on disposal of and reserve adjustments for medical equipment	1,933	1,029
Gain on sale of medical equipment	(2,183)	(2,545)
Amortization of intangible assets	2,494	4,262
Amortization of deferred debt issuance costs	73	151
Stock-based compensation	3,825	6,404
Deferred income taxes	19	(153)
Changes in assets - (increase)/decrease:
Accounts receivable	(1,153)	829
Inventories	(882)	(864)
Other current assets	(387)	(133)
Other assets	(135)	(161)
Changes in liabilities - increase/(decrease):
Accounts payable and other liabilities	2,942	(2,363)
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,517	18,316

INVESTING ACTIVITIES
Acquisition of business	—	(7,976)
Purchase of medical equipment	(14,094)	(15,676)
Purchase of property and equipment	(982)	(980)
Proceeds from sale of medical equipment, property and equipment	3,598	3,317
NET CASH USED IN INVESTING ACTIVITIES	(11,478)	(21,315)

FINANCING ACTIVITIES
Principal payments on long-term debt	(42,035)	(81,660)
Cash proceeds from long-term debt	42,022	76,191
Debt issuance costs	—	(386)
Cash payment of contingent consideration	(750)	—
Common stock repurchased as part of share repurchase program	(5,459)	(560)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,193)	(1,172)
Cash proceeds from stock plans	1,355	1,124
NET CASH USED IN FINANCING ACTIVITIES	(6,060)	(6,463)

Net change in cash and cash equivalents	(21)	(9,462)
Cash and cash equivalents, beginning of period	186	9,648
Cash and cash equivalents, end of period	$165	$186